SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON DC  20549

                                  FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




                          Date of Report: April 26, 2001
                        ----------------------------------
                        (Date of earliest event reported)




                      Bion Environmental Technologies, Inc.
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              (Exact Name of Registrant as Specified in its Charter




           Colorado                  0-19333                 84-1176672
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    (State of Incorporation)    (Commission File No.)    (I.R.S. Employer
                                                          Identification No.)




             18 East 50th Street 10th Floor New York, NY 10022
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           (Address and Zip Code of Principal Executive Offices)




      Registrant's telephone number including area code: (212) 758-6622
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ITEM 5.  OTHER EVENTS

     1. We recently received aggregate gross proceeds of approximately $2.6 million from the private sale of convertible bridge notes and warrants. The notes bear interest at the rate of ten percent per year and mature on April 30, 2002. We can prepay the notes at any time with no penalty. In general, if we issue equity securities prior to April 29, 2002, each note will convert into the number of shares that is obtained by dividing the aggregate principal amount of each note plus accrued but unpaid interest by the price of one share of the equity security which triggers the conversion; provided, however, that in no event may the conversion price be greater than $2.50 per share. If prior to midnight on April 29, 2002 the notes are not paid in cash or converted into shares of common stock as the result of an offering, then at that time each note will be automatically converted into the number of shares that is obtained by dividing the aggregate principal amount of each note plus accrued but unpaid interest by the average of the closing bid prices of the common stock for the preceding 20 business days; provided, however, that in no event may the conversion price be greater than $2.50 per share. We have agreed that, within nine months after the final closing of the offering that we recently completed, we will use our best efforts to file a registration statement with the Securities and Exchange Commission and to include in such registration statement the shares of common stock underlying the conversion of the notes and the exercise of the warrants.

          For each $250,000 worth of notes purchased, each holder also received the right to purchase for $0.05 per warrant up to 75,000 warrants to purchase one additional share of our common stock at an exercise price of $1.50 per share. An aggregate of 758,138 such warrants were issued pursuant to the offering. We have the right to redeem the warrants under certain circumstances. The warrants became exercisable upon issuance and will expire on December 31, 2005. See Exhibits 10.1, 10.2 and 10.3 for the form of the Note and Warrant Purchase Agreement, the Convertible Bridge Note and the Bridge Warrant, respectively.

     2. As of May 15, 2001, our Colorado office was relocated to 26 West Dry Creek Circle, Suite 600, Littleton, Colorado 80120 (phone 303-738-0845).

     3. Effective May 2, 2001, Bart Chilton joined us as our Senior Vice President (see Exhibit 99.1 attached). He will be working on all aspects of federal, state and local government relations as well as various management and marketing matters. In connection with his employment, Mr. Chilton received options to purchase 100,000 shares of our unrestricted common stock at $1.50 per share, with 33,334 shares currently vested; 33,333 shares vesting on May 2, 2002; and 33,333 shares vesting on May 2, 2003; and each of the options is exercisable for a two year period commencing on the date on which it becomes vested.

     4. On April 26, 2001, our Board of Directors accepted the resignation of Jon Northrop as Chief Financial Officer effective February 28, 2001.
Effective that same date, David Fuller became our Principal Accounting Officer handling all accounting and financial operations as well as certain administrative functions in the New York City office. Mr. Fuller received options to purchase 40,000 shares of unrestricted common stock at $1.85 per share, with 13,334 shares vested on June 1, 2001; 13,333 vesting on March 1, 2002; and 13,333 shares vesting on December 1, 2002; and all shares are exercisable until December 31, 2003.

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     5.  Effective June 6, 2001, Joseph R. Wright, Jr. was elected to our
Board of Directors (see Exhibit 99.2 attached). Mr. Wright received options to purchase 20,000 shares of unrestricted common stock at $1.50 per share, with 10,000 shares vesting on June 6, 2002 and 10,000 shares vesting on June 6, 2003, and all shares are exercisable until December 31, 2005.

     6. On June 6, 2001, our Board of Directors authorized the formation of an Advisory Board to consist of up to 15 members and determined that up to 300,000 options, in aggregate, be made available as compensation for Advisory Board members over the next two years, subject to Board of Directors' ratification on a case-by-case basis.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      Listed below are the exhibits filed as a part of this report.

      EXHIBITS:

      Exhibit
      Number                        Description
      -------                       -----------

      10.1              Note and Warrant Purchase Agreement
      10.2              Convertible Bridge Note
      10.3              Bridge Warrant
      99.1              Press Release dated May 15, 2001
      99.2              Press Release dated May 22, 2001


























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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 BION ENVIRONMENTAL TECHNOLOGIES, INC.



                                 By:  /s/  Mark A. Smith
Date: June 27, 2001                   ---------------------------------
                                      Mark A. Smith
                                      Chairman and Secretary






































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